Exhibit (a)(5)(B)

SBAR’S ACQUISITION CORPORATION COMMENCES TENDER OFFER FOR ALL

OUTSTANDING SHARES OF A.C. MOORE ARTS & CRAFTS, INC.

— Previously-Announced Offer Price of $1.60 Per Share in Cash —

Berlin, NJ and Moorestown, NJ, October 18, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (“A.C. Moore” or the “Company”) and Sbar’s, Inc. (“Sbar’s”) today announced that Nicole Crafts LLC and Sbar’s Acquisition Corporation, affiliates of Sbar’s, have commenced the previously-announced tender offer for all of the outstanding shares of common stock of A.C. Moore for $1.60 per share, net to the seller in cash without interest.

On October 4, 2011, A.C. Moore and Sbar’s announced that A.C. Moore and affiliates of Sbar’s had entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which a tender offer would be made. Pursuant to the Agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, Sbar’s Acquisition Corporation will merge with and into A.C. Moore, with A.C. Moore continuing as the surviving corporation, and all outstanding shares of A.C. Moore’s common stock (other than shares of common stock held by Nicole Crafts LLC, Sbar’s Acquisition Corporation or by shareholders who are entitled to and have properly exercised their dissenters rights under Pennsylvania law) will be automatically cancelled and converted into the right to receive cash equal to the $1.60 offer price per share. The parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.

After careful consideration and following the recommendation of the special committee of A.C. Moore’s board of directors, which was comprised solely of non-employee independent directors, A.C. Moore’s board of directors has unanimously determined that the tender offer and the merger are fair to and in the best interests of the shareholders of A.C. Moore, and approved the Agreement, the tender offer, the merger and the other transactions contemplated by the Agreement. Accordingly, A.C. Moore’s board of directors unanimously recommends that A.C. Moore’s shareholders accept the tender offer and tender their shares in the tender offer and, if required by applicable law, adopt the Agreement and approve the transactions contemplated by the Agreement, including the merger.

Nicole Crafts LLC and Sbar’s Acquisition Corporation are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, A.C. Moore is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the unanimous recommendation of A.C. Moore’s board of directors that A.C. Moore’s shareholders accept the tender offer and tender their shares into the tender offer.

The completion of the tender offer is subject to conditions, including, among others, the satisfaction of a minimum tender condition and the receipt of financing.

The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, on Wednesday, November 16, 2011, unless extended or earlier terminated in accordance with the Agreement.

About A.C. Moore

A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit its website at www.acmoore.com

About Sbar’s

Sbar’s is one of the largest distributors in the United States supplying arts and crafts merchandise, including its proprietary Nicole Crafts products, to retailers. Sbar’s began in 1952 as a small craft, hobby and school supply store in Camden, New Jersey and today operates from its 300,000 square foot distribution center located in Moorestown, New Jersey. In addition to being a merchandise distributor, Sbar’s operates seven arts and crafts stores located in the Richmond, Virginia area. For more information about Sbar’s, visit its website at www.sbarsonline.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. In some cases, forward-looking statements can be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “predict,” “will,” “may” and similar terms. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated timing of filings relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; statements regarding prospective performance and opportunities; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements contained in this press release related to future results and events are based on A.C. Moore’s current expectations, beliefs and assumptions about its industry and its business. Forward-looking statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from the results discussed in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of A.C. Moore’s shareholders will tender their stock in the tender offer; the risk that the transaction may not be approved by A.C. Moore’s shareholders were the transaction to be consummated as a one-step merger; the risk of litigation relating to the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors or other business partners; other business effects, including, but not limited to, the effects of industry, economic or political conditions outside of A.C. Moore’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by A.C. Moore, including, but not limited to, the solicitation/recommendation statement and merger proxy statement to be filed by A.C. Moore. Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, A.C. Moore undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are also urged to review carefully and consider the various disclosures in A.C. Moore’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011 and Current

Reports on Form 8-K filed from time to time by A.C. Moore. All forward-looking statements are qualified in their entirety by this cautionary statement.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of A.C. Moore common stock is being made pursuant to an offer to purchase and related materials that affiliates of Sbar’s have filed with the SEC. Affiliates of Sbar’s have filed a tender offer statement on Schedule TO with the SEC, and A.C. Moore has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are being sent free of charge to all shareholders of A.C. Moore. In addition, all of these materials (and all other materials filed by A.C. Moore with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents are also available by contacting D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (for information by telephone: Banks and Brokers Call Collect: (212) 269-5550; All Others Call Toll-Free: (800) 755-7250. Investors and shareholders may also obtain free copies of the documents filed with the SEC from A.C. Moore by contacting David Stern, Chief Financial and Administrative Officer, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, (856) 768-4943.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, A.C. Moore will file a proxy statement with the SEC. Additionally, A.C. Moore will file other relevant materials with the SEC in connection with the proposed acquisition pursuant to the terms of an Agreement and Plan of Merger between the parties. The materials to be filed by A.C. Moore with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and shareholders also may obtain free copies of the proxy statement and other relevant materials from A.C. Moore by contacting David Stern, Chief Financial and Administrative Officer, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, (856) 768-4943. Investors and security holders of A.C. Moore are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

A.C. Moore and its directors, executive officers and other members of management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of A.C. Moore shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of A.C. Moore’s executive officers and directors in the solicitation by reading A.C. Moore’s Proxy Statement for its 2010 Annual Meeting of Shareholders and Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2011, as well as the proxy statement and other relevant materials which will be filed with the SEC in connection with the merger when they become available. Information concerning the interests of A.C. Moore’s participants in the solicitation, which may, in some cases, be different than those of A.C. Moore’s shareholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

Contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

For information by telephone:

Banks and Brokers Call Collect: 212-269-5550

All Others Call Toll-Free: 800-755-7250